Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus constituting part of this Registration Statement on Form S-1 of TEB Bancorp, Inc. (proposed holding company of The Equitable Bank, S.S.B.) of our report dated July 24, 2018, relating to the consolidated financial statements of The Equitable Bank, S.S.B. and Subsidiaries as of September 30, 2017 and for the year then ended. Our report also includes an explanatory paragraph relating to The Equitable Bank, S.S.B. and Subsidiaries’ ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

Raleigh, North Carolina

December 11, 2018